EXHIBIT 23(i)



                                  ROPES & GRAY
                            ONE INTERNATIONAL PLACE
                        BOSTON, MASSACHUSETTS 02110-2624

                                 (617) 951-7000
                              Fax: (617) 951-7050

                                 March 30, 2001

The Preferred Group of Mutual Funds
411 Hamilton Blvd., Suite 1200
Peoria, Illinois 61602

Ladies and Gentlemen:

         We are furnishing this opinion in connection with the Registration Statement on Form N-1A filed under the Securities Act of 1933, as amended, by The Preferred Group of Mutual Funds (the "Trust") for the registration of an indefinite number of shares of beneficial interest of the Preferred Mid Cap Growth Fund and Preferred International Growth Fund series (each, a "Fund") of the Trust (the "Shares"). The Shares are proposed to be sold pursuant to a Distributor's Contract (the "Distributor's Contract") between the Trust and Caterpillar Securities Inc.

         We have acted as counsel for the Trust since its organization. We are familiar with the action taken by its Trustees to authorize this issuance of the Shares. We have examined its records of Trustee action, its Bylaws, and its Agreement and Declaration of Trust, as amended, on file at the office of the Secretary of State of The Commonwealth of Massachusetts. We have examined executed copies of such Registration Statement, in the form filed or to be filed with the Securities and Exchange Commission, and such other documents as we deem necessary for the purpose of this opinion.

         We assume that upon sale of the Shares the Trust will receive the net asset value thereof.

         Based upon the foregoing, we are of the opinion that the Trust is authorized to issue an unlimited number of Shares, and that when the Shares are issued and sold pursuant to the Distributor's Contract, they will be validly issued, fully paid and nonassessable by the Trust. The Trust is an entity of the type commonly known as a "Massachusetts business trust." Under Massachusetts law, shareholders could, under certain circumstances, be held personally liable for the obligations of the Trust. However, the Agreement and Declaration of Trust disclaims shareholder liability for acts or obligations of the Trust and requires that notice of such disclaimer be given in each agreement, obligation, or instrument entered into or executed by the
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Trust or the Trustees. The Agreement and Declaration of Trust provides for indemnification out of the relevant Fund's property for all loss and expense of any shareholder held personally liable solely by reason of his being or having been a shareholder of such Fund. Thus, the risk of a shareholder's incurring financial loss on account of shareholder liability is limited to circumstances in which the Fund itself would be unable to meet its obligations.

         We consent to the filing of this opinion as an exhibit to such Registration Statement and the references to us as counsel for the Trust in the Registration Statement.


                                                     Very truly yours,



                                                     ROPES & GRAY